Exhibit 99.1

Joseph Scalzo, President & Chief Operating Officer, Departs Dean Foods

Chairman & CEO Gregg Engles To Assume Operating Responsibilities

DALLAS, March 1, 2011/PRNewswire via COMTEX/ — Dean Foods Company (NYSE: DF) today announced that Joseph E. Scalzo, 52, President and Chief Operating Officer, left the company February 25. Chairman and Chief Executive Officer Gregg Engles is assuming Scalzo’s operating responsibilities, and executives previously reporting to Scalzo will now report directly to Engles. The Company does not intend to name a replacement for Scalzo.

Said Engles, “I want to thank Joe for his many contributions to Dean Foods. Joe was instrumental in building the WhiteWave platform into a single winning company, and recruited and developed exceptional talent. We wish Joe well in his future endeavors as he pursues opportunities to lead a Consumer Packaged Goods company.”

“It has become clear to the Board, me and Joe that Dean Foods will be best served by a new structure that can move decisively and quickly to execute our strategy while maintaining an extremely tight rein on costs,” continued Engles. “We expect to finish out our initial $300 million cost reduction program by achieving the final $125 million or better of savings across the supply chain in 2011. Additionally, we are aggressively attacking cost at the center, with a goal of reducing our SG&A run rate by at least $30 million by year end 2011. Dean Foods has a bright future and I am confident we will deliver for shareholders, customers and our employees.”

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamer, and cultured dairy products. These offerings are marketed under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk(R) soy and almond milk, Horizon Organic(R) milk and dairy products, International Delight(R) coffee creamers, and LAND O LAKES(R) creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438